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                                                                    EXHIBIT 99.2


                    Honeywell And GE Waive Certain Operating
                        Restrictions Of Merger Agreement


         MORRIS TOWNSHIP, New Jersey, July 17, 2001 - Honeywell [NYSE: HON] and General Electric Company [NYSE: GE] each today granted its consent under the existing merger agreement to enable both companies to engage in certain activities prior to any termination of the agreement without violating the agreement's terms.
         The consent covers employment-related issues; acquisitions or dispositions of assets or businesses; and the issuance or acquisition of securities. The consent otherwise preserves the parties' rights under the merger agreement. Honeywell will file a copy of the consent with the SEC.

         Honeywell is a US$25-billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; power generation systems; specialty chemicals; fibers; plastics; and electronic and advanced materials. Honeywell employs approximately 120,000 people in 95 countries and is traded on the New York Stock Exchange under the symbol HON, as well as on the London, Chicago and Pacific stock exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. Additional information on the company is available on the Internet at www.honeywell.com.

         This release contains forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, including statements about future business operations, financial performance and market conditions. Such forward-looking statements involve risks and uncertainties inherent in business forecasts as further described in our filings under the Securities Exchange Act.